                                                                Exhibit 10.10*


                   AGREEMENT FOR SOFTWARE PROGRAMMING SERVICES

         This Agreement for software programming services ("the "Agreement") is entered into as of December 31, 1997, to be effective as of January 1, 1998 (the "Effective Date") by and between American Home Assurance Company, a New York corporation ("AH") with principal offices at 70 Pine Street, New York, NY 10270 and Syntel, Inc., a Michigan corporation ("Syntel") with principal offices at 2800 Livernois Road, Suite 400, Troy, Michigan 48083. For and in consideration of the mutual premises and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, AH and Syntel hereby agree as follows:

         1. BACKGROUND AH and its Affiliates, are the owners, licensees or otherwise authorized users of various software systems. "Affiliate" shall mean any company controlling, controlled by or under common control of a party hereto. AH, on behalf of itself and its Affiliates, desires to engage Syntel and its Affiliates to provide programming services for these various software systems under this Agreement (the "Services"). Syntel, on behalf of itself and its Affiliates, is willing to contract to provide such Services. The parties hereto wish to reduce their agreement to writing.

         2. ENGAGEMENT AH, on behalf of itself and its Affiliates, hereby engages Syntel as the contractor to provide the Services as described herein and Syntel, on behalf of itself and its Affiliates, hereby accepts such engagement and agrees to provide such services pursuant to the terms and conditions set forth herein.

         3. TERM This Agreement shall commence upon the Effective Date and shall remain in full force and effect continuously thereafter until December 31, 2000 (the "Expiration Date"), subject to termination as provided herein. Except as otherwise expressly provided herein and in the attachments hereto, any extension of the term hereof must be in writing and mutually agreed to by both AH and Syntel. In the event either party desires to continue this Agreement after the Expiration Date, then, at least one hundred eighty (180) days prior to the Expiration Date, that party shall provide the other party with a written proposal for continuance. The receiving party shall respond in writing to the proposal no later than thirty (30) days after receipt of the proposal whether or not the party agrees to the terms of the proposal. In the event the parties are unable to agree upon terms of continuance or renewal at least ninety (90) days prior to the Expiration Date, then this Agreement shall terminate pursuant to its own terms, unless otherwise agreed to in writing by both parties.

         4.       DUTIES OF AH

         4.01 AH shall assign one of its individual employees (the "AH Relationship Manager") as AH's primary point of contact with Syntel who will be responsible for assuring that AH meets its obligations under this Agreement and who will have the authority to manage day to day operations hereunder, to grant consents hereunder and to provide written and verbal directions for the execution of the terms of this Agreement and its Attachments, but who shall have no power to amend this Agreement. Upon notice to Syntel, the AH Relationship Manager may delegate his or her authority to other AH employees


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.


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for short periods of time, but shall retain responsibility for meeting AH's obligations under this Agreement.

         4.02 * AH agrees * to provide and maintain back-up files of its data in accordance with the standards utilized by AH and to be responsible for disaster recovery plans and services for the facilities of AH and its Affiliates.

         4.03 * Technology changes are defined to include, but are not limited to, making a change to hardware environment, software tools, operating systems or programming languages not currently supported by Syntel under the existing agreement. The hardware environment, software tools, operating systems and programming languages currently supported by Syntel are listed in the attached Exhibit A and are not subject to the technology change clause.

         4.04 * Technology changes are defined to include, but are not limited to, making a change to hardware environment, software tools, operating systems or programming languages not currently supported by Syntel under the existing agreement. The hardware environment, software tools, operating systems and programming languages currently supported by Syntel are listed in the attached Exhibit A and are not subject to the technology change clause.

         4.05 * Such workstations shall be substantially equivalent to the workstations provided to AH employees performing similar functions.

         4.06     *  See also Section 5.04.

         4.07     *

         4.08     *

         4.09     *


         5.       DUTIES OF SYNTEL

         5.01 Syntel will assign an individual (the "Syntel Relationship Manager") who will serve as Syntel's primary point of contact with AH and who will be responsible for assuring that Syntel meets its obligations under this Agreement and who will have the authority to manage the day to day operations hereunder, to grant consents hereunder and to provide written and verbal directions for the execution of the terms of this Agreement and its Attachments, but who shall have no power to amend this Agreement. Upon notice to AH, the Syntel Relationship Manager may delegate his or her authority to other Syntel employees for short periods of time, but shall retain responsibility for meeting Syntel's obligations under this Agreement. AH reserves the right, for any reason, to require Syntel to change the Syntel Relationship Manager. Syntel agrees that, except with the prior written consent of AH, Syntel shall not replace the Syntel Relationship Manager for reasons other than death, disability, failure to perform in the opinion of AH, request by AH, family considerations, promotion to regional or national management responsibilities, or resignation or termination from employment by Syntel.

         5.02 Syntel agrees that all Services provided hereunder, will be done at locations which are identified in writing to AH and which must be acceptable to AH and Syntel. Such locations shall initially be Syntel facilities (the "Syntel Service Centers") or AH locations in the New York



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.






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

Metropolitan Area. Syntel agrees that it will not relocate the Syntel Service Centers, nor establish a satellite facility for providing Services hereunder, without first obtaining the written consent of AH, which consent shall not be unreasonably withheld. AH and Syntel agree that currently the Services will be performed from a Syntel facility in Mumbai, India and a Syntel facility in Cary, North Carolina.

         5.03 Syntel will adhere to all material AH practices and standards identified to it and further agrees to use its best efforts to adhere to all practices and standards concerning access to the mainframes located at the mainframe complex located at 2 Peachtree Hill Road, Livingston, New Jersey (the "AH Data Center") as outlined in the American International Group Data Center, Inc. Manual, as amended from time to time, provided however, Syntel shall be responsible for only those changes to practices and standards for which it receives prior notice sufficient for it to act upon. A copy of the manual which is in effect will be available at all times for Syntel.

         5.04 Syntel shall be solely responsible for establishing and maintaining connections from Syntel Service Centers to AH facilities to provide the Services including without limitation all telecommunications equipment, all telephone and other telecommunications lines and all expenses associated with transmission of data from Syntel's Service Centers to AH facilities. Syntel will use reasonable efforts to provide the appropriate line capacity to assure the efficient use of resources. See also Section 4.06.

         5.05 Syntel will maintain (i) a Time Reporting System; and (ii) a Project Management System. Both of these systems may be a non-customized, off the shelf version of current software, acceptable to AH, such acceptance not to be unreasonably withheld. AH shall have complete access to these systems or the output of these systems as AH deems necessary.

         5.06 * Syntel shall be responsible for maintaining disaster recovery plans and services, acceptable to AH, addressing the Syntel Service Centers and the telecommunication connection between the Syntel Service Centers and the AH Data Center and other AH facilities. * Syntel will provide for and maintain backup files of the data and programs and backups of documentation at its facilities.

         5.07 * Syntel shall provide additions, deletions and other changes to the list of necessary access rights each month, which changes will be made by AH within 48 hours.

         5.08     *  See also Sections 4.03 and 4.04.

         5.09 * Technology changes are defined to include, but are not limited to, making a change to hardware environment, software tools, operating systems or programming languages not currently supported by Syntel under the existing agreement. The hardware environment, software tools, operating systems and programming languages currently supported by Syntel are listed in the attached Exhibit A and are not subject to the technology change clause. See also Section 4.03.

         5.10     *

         6.       PAYMENT

         6.01 In consideration of the Services to be provided by Syntel, AH




* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.



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agrees that it will provide Syntel with sufficient requests for Services to meet a Guaranteed Personnel Resource Level of * during each calendar year. *

Only Services provided pursuant to the Attachments to this Agreement shall be considered in determining whether the Guaranteed Personnel Resource Level is met.

         AH shall pay Syntel for all Services at the following rates:

*

*

*

(iv) AH and Syntel shall negotiate the amount per Person Year for Services performed at an AH facility located outside of the New York City Metropolitan Area and Andover, Massachusetts.

(v) The rates above do not apply to employees of Syntel currently providing services to American International Underwriters, Inc., an affiliate of AH, unless agreed by American International Underwriters, Inc. in writing. Syntel and AH will negotiate a separate contract for services to be provided after December 31, 1998 to American International Underwriters, Inc.

         6.02     *

         6.03     *

*

         6.04 AH shall reimburse Syntel for *. Invoices are subject to audit by AH. All other out of pocket expenses are to be paid by Syntel. *

         6.05  Computer charges for use of * be paid for by *

         6.06     *

         6.07 All amounts payable hereunder are payable in legal tender of the United States of America. Acceptance by * of any payment in an amount less than the amount then due hereunder shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be a default. *

         6.08 Notwithstanding any provision of this Agreement to the contrary, it is the intent of AH and Syntel hereof that Syntel shall never be entitled to receive, collect or apply, as interest on principal of the indebtedness due hereunder, any amount in excess of the maximum rate of interest permitted to be charged by applicable law.

         7.       PROJECT MANAGEMENT

         7.01 Syntel agrees to perform the Services as set forth in Attachment A as may be amended by agreement of AH and Syntel.

         7.02 A Joint Advisory Committee ("JAC") shall be established which shall consist of three (3) senior executives of AH, including the AH Relationship Manager and three (3) senior executives of Syntel, including the


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.




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Syntel Relationship Manager. The JAC shall meet each calendar quarter to review the relationship of the parties to this Agreement, resolve issues as required by
Section 15.20, review Syntel's performance with respect to the service levels established in Attachment B, review the progress of significant projects, identify areas for increased cooperation between AH and Syntel, and, annually, review each parties strategic goals as they affect this Agreement.

         8.       CONFIDENTIALITY AND OWNERSHIP OF WORK PRODUCT

         8.01 AH and Syntel acknowledge to each other that they will be disclosing to each other valuable and confidential information including but not limited to data processing techniques, software programs, business affairs, methods of operation and access codes, financial information (collectively "Confidential information") which contain proprietary information and trade secrets of the disclosing party. Accordingly, each party hereto agrees that it will only use the Confidential Information in furtherance of this Agreement and will maintain the complete confidentiality of the Confidential Information and prevent its unauthorized disclosure to any third party, provided such information may be disclosed to Affiliates, agents, advisors and third party consultants so long as such information remains subject to the terms of this provision. Confidential Information shall not include: (i) any such information that has been released to the public by a party hereto, its Affiliates or any third party other than through a breach of this Agreement; (ii) any information already possessed by the receiving party; (iii) any information received from a third party without an obligation of confidentiality; and (iv) any information independently developed. All tangible forms of Confidential Information, including but not limited to diskettes, tapes or written material delivered to one party by the other party shall be and remain the property of the delivering party. If either party receives a subpoena or other legal notice requiring disclosure of Confidential Information of the other party, it will promptly notify the other party and will take reasonable steps to try to retain confidential treatment. Any resulting disclosure shall not be a breach hereof. Notwithstanding anything contained herein to the contrary, under no circumstances shall AH disclose any of Syntel's financial or related information which AH obtains through the financial reviews of Syntel, except as compelled by law and then only after giving prior notice to Syntel. Upon the termination of this Agreement for any reason, with respect to any software, data, information or materials ("Party Data"), on request by such party, or on such earlier date that the same shall be no longer required by the other party in order to render the Services, all Party Data in the custody of the other party will be returned to the original party, or if the original party elects, destroyed by the other party.

         8.02 All intellectual property rights including without limitation, software program code, logic diagrams, flow charts, procedural diagrams, maps and documentation related to all the foregoing developed hereunder by Syntel (collectively, "Work Product") shall be the sole and exclusive property of AH, who shall own any rights based upon trade secret law, copyrights and/or patents on those materials. To the extent that any Work Product, under applicable law, may not be considered works made for hire, Syntel (i) hereby irrevocably assigns and transfers to AH the ownership of all rights, title and interests in such Work Product (including copyrights, whether published or unpublished and patents and all other intellectual property rights thereto); (ii) waives any rights or claims to such right or claims to moral rights; and (iii) will execute * all documents which AH may require to secure or confirm AH's rights, titles and interests hereunder. Syntel shall have all personnel that provide Services hereunder execute a noncompete nondisclosure agreement reasonably acceptable to AH that will among other things, require such


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.




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personnel to agree not to claim any rights in AH's intellectual property. Upon termination of this Agreement for any reason, any Work Product will be delivered to AH with Syntel retaining no copies of Work Product.

         8.03 All design tools, design techniques, computer programming techniques and know how developed by Syntel as a result of this engagement shall be the sole and exclusive property of Syntel, who shall own any rights based upon trade secret law, copyrights and/or patents on those materials. To the extent necessary or required by law or Syntel, AH (i) hereby assigns and transfers to Syntel the ownership of all rights, title and interests in such works and material (including copyrights, whether published or unpublished and patents thereto); (ii) waives any rights or claims to such right or claims to moral rights; and (iii) will execute * all documents which Syntel may require to secure or confirm Syntel's rights, titles and interests hereunder. Syntel hereby irrevocably grants AH, upon receipt of the payments required under this Agreement, in perpetuity, a non assignable license for its own or its Affiliates use of the above referenced property of Syntel.

         9.       REPRESENTATIONS, COVENANTS AND WARRANTIES OF SYNTEL

Syntel represents, covenants and warrants that:

         9.01 It will use its best efforts so that all Services provided hereunder will be performed in a professional manner, by competent staff, appropriately experienced to do the tasks assigned to them. Syntel's obligation under this warranty shall be to manage and direct the persons providing Services in a proper and professional manner. Syntel makes no representation or warranty regarding whether the source code it develops is error free.

         9.02 Any employees or any subcontractors it assigns to perform Services hereunder will be qualified individuals with suitable training, experience and skill to perform the duties they are assigned.

         9.03 It will perform its responsibilities under this Agreement in a manner that does not knowingly infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party.

         9.04 It is the owner of or otherwise has the rights to use in performance of its obligations hereunder all systems and methodologies utilized in connection with the Services.

         9.05 It will materially comply with all AH standards, rules, procedures and policies relating to or affecting the Services and the performance standards agreed to by the parties, including the Service Levels and Performance Standards, in the Attachments contained hereto.

         9.06 All software maintained and developed by Syntel will conform to AH's requirements and/or applicable specifications and that the Services provided hereunder shall meet or exceed the standards set forth in this Agreement and the Attachments hereto for such Services and that it shall use its best efforts in providing the Services.

         9.07 It will comply with all applicable United States federal, state and local laws and all international laws relating to the provision of the Services and the AH operations affected by this Agreement.

* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.





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         9.08 It will not engage in any unlawful discrimination as to race, creed, color, national origin, sex, age, disability, marital status, citizenship status, sexual orientation or affectional preference in any employment decisions relating to this Agreement and that it is an equal opportunity employer and will comply with all federal and state employment laws and regulations, including:
Executive Order 11246; The Vietnam ERA Veteran's Readjustment Act of 1974;
Section 503 of the Rehabilitation Act of 1973.

         9.09 As of the time of delivery to AH it will have successfully tested all software to be provided to AH to determine if the software contains threats known as software viruses, time bombs, logic bombs, Trojan horses, trap doors, or other malicious computer instructions, intentional devices or techniques that can or were designed to threaten, infect, attack, assault, vandalize, defraud, disrupt, damage, disable, or shut down a computer system or any component of such computer system, including its security or user data (hereinafter "Disabling Devices"). Syntel further warrants that, as of the time of delivery to AH, the Syntel developed software, as delivered, to the best of Syntel's knowledge, is free and clear of and contains no Disabling Devices.

         9.10 It will maintain books and records relating to time records, billing statements related to the Services hereunder for four (4) calendar years following the end of the calendar year in which Services were provided.

         9.11 Other than as provided in Sections 4 and 5, it will maintain its computer hardware, equipment, software and facilities utilized for the performance of the Services with appropriate providers of such services at all times during the term of this Agreement.

         9.12 It is a duly organized corporation authorized to enter into this Agreement and entering into this Agreement will not violate any other agreement to which it is a party.

         9.13 Any new code developed and delivered by Syntel to AH under this Agreement shall accurately process date data from, into and between the 20th and 21st centuries to the extent that other information technology, used in combination with the code being delivered, properly exchanges date data with it. To the extent Syntel maintains or modifies existing AH code under this agreement which accurately processes date data from, into and between the 20th and 21st centuries to the extent that other information technology, used in combination with the code being delivered, properly exchanges date data with it, such maintenance or modification shall not adversely effect such processing of date data.

         9.14 THE REPRESENTATIONS, COVENANTS AND WARRANTIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY REPRESENTATIONS, COVENANTS, WARRANTIES OF SYNTEL WITH RESPECT TO THIS AGREEMENT, AND SUCH REPRESENTATIONS, COVENANTS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS, COVENANTS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR THE RESULTS TO BE DERIVED FROM THE USE OF ANY INFORMATION TECHNOLOGY SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. THE UNIFORM COMMERCIAL CODE DOES NOT APPLY TO THIS AGREEMENT NOR GOVERN THE RELATIONSHIP OF THE PARTIES HERETO.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.



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         10.      TAXES AND INSURANCE

         10.01 * agrees to pay all local, state and federal taxes that are now or may become applicable to the payments hereunder, including but not limited to sales, use and excise taxes but these do not include taxes based *.

         10.02 Syntel shall maintain throughout the term of this Agreement at least the following insurance coverage in a policy or policies of insurance, primary and excess, including so-called Umbrella or Catastrophe form, which may also include comprehensive Automobile insurance and Employer's Liability insurance:

(i) Worker's Compensation Insurance for all states in which work is to be performed hereunder with limits in accord with the statutory requirements of the respective states, and Coverage B - Employer's Liability Coverage including occupational disease with a limit of not less that $1,000,000 per event.

(ii) General Liability Insurance covering Syntel's operations, with minimum limit of $3 million per occurrence, with AH named as an additional insured and including the following coverage: (i) Commercial General Liability; (ii) Contractual Liability; (iii) Independent Contractor (if any part of the work is subcontracted); (iv) Broad Form Property Damage; (v) Personal Injury; and (vi) Products/Completed Operations.

(iii) Automobile insurance including coverage for non-owned and hired vehicle in the amount of $1,000,000 per occurrence for bodily injury and property damage.

(iv) Errors and Omissions Insurance in the amount of $5,000,000.00.

(v) Crime/Theft, Computer Crime, Fidelity in an amount not less than $1,000,000.00.

(vi) Syntel shall provide that AH is an additional insured under policies required herein at least in respect of work being performed hereunder *.

(vii) Unless waived by AH, Certificates of Insurance listing required coverage and acceptable to AH shall be provided to AH prior to Syntel's commencement of duties pursuant to this Agreement and shall require each carrier to give AH no less than 30 days notice of any prospective cancellation or restriction of coverage or limits.

         11.      AUDIT RIGHTS

         11.01 Syntel will provide AH, its auditors (including internal audit staff), and other representatives as AH may from time to time designate in writing, and AH's regulators and designated agents of such regulators with any reasonably required access to the Syntel Service Centers during normal business hours upon reasonable advance notice and at the sole expense of AH. Such access shall be for the purpose of (a) performing audits and inspections and (b) to verify the integrity of data including, without limitation, audits (i) of maintenance practices and procedures, (ii) of general controls and security practices and procedures, (iii) of disaster recovery procedures, (iv) project management systems and project time reporting systems, and (v) any other audit necessary or appropriate to enable AH to meet applicable regulatory requirements.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.



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         11.02 AH shall have the right * to retain an independent certified public accountant to conduct a review of the records of Syntel related to this Agreement provided however, such review shall be conducted during normal business hours of Syntel, upon reasonable advance notice and under such conditions so as not to materially interfere with Syntel's operations. This right to review with respect to any period shall terminate upon the termination of this Agreement provided however that AH can review Syntel for up to one year after termination of the Agreement concerning events occurring prior to the termination. Neither AH nor its auditors shall disclose any information that it obtains by or through these reviews provided in this Section 11.

         12.      INDEMNIFICATION

         12.01 Subject to the limitations contained in Section 14, Syntel and AH agree to indemnify and hold harmless, to the full extent permitted by law, the other party and their respective Affiliates, officers, directors, shareholders, employees and agents, against all losses, claims, damages, liabilities and expenses (including without limitation, reasonable legal fees and expenses) that either relate to damages to personal property, personal injury or, knowingly infringing on a third party's intellectual property rights or are caused by, arising from or relating to actions taken or omitted to be taken by the indemnifying party or its respective Affiliates, officers, directors, shareholders, employees and agents pursuant to, in violation of or as a result of this Agreement, or in connection with the transactions contemplated hereby or otherwise including without limitation breaches of representations, warranties and covenants. In the event of an unintentional infringing on a third party's intellectual property rights, AH and Syntel agree to cooperate in the defense of such claim and if the parties disagree over the defense, any proposed settlement, the degree of fault that should be assigned to each party or otherwise fail to agree, either party may demand mediation under the laws of New York, to be resolved in New York City.

         12.02 In the event that any action or proceeding is brought, or any claim or other liability is asserted ("Claim"), against any party entitled to indemnity hereunder in respect of which indemnity may be sought hereunder ("Indemnitee"), such Indemnitee shall promptly give notice of such Claim to the indemnifying party ("Indemnitor"), but any failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability that it may have to the Indemnitee hereunder. The Indemnitor shall be entitled to participate in the defense of such Claim and to assume control of such defense with counsel reasonably satisfactory to such Indemnitee provided, however, that:

(i) The Indemnitee shall be entitled to participate at its own expense in the defense of such Claim and to employ counsel at its own expense to participate in the defense of such Claim;

(ii) The Indemnitor shall obtain the prior written approval of the Indemnitee before entering into any settlement of such Claim or ceasing to defend against such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the Indemnitee;

(iii) The Indemnitor shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each plaintiff or claimant to the Indemnitee of a release from all liability in respect of such Claim; and


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.





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(iv) The Indemnitor shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Claim to the extent such Claim seeks an order, injunction or other equitable relief, which if successful, could materially interfere with the business, operations, assets, conditions (financial or otherwise) or prospects of the Indemnitee.

         12.03. In the event that the Indemnitor shall be obligated to indemnify the Indemnitee hereunder, the Indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnitee with respect to the Claims to which such indemnification relates.

         12.04 The indemnities set forth in Section 12 hereof will not apply (i) to the extent that the party claiming indemnification was responsible for giving rise to the matter upon which the claim for indemnification is based, and (ii) unless the party claiming indemnification reasonably promptly notifies the other of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge and gives the other full opportunity to control the response thereto and the defense thereof, including without limitation any agreement relating to the settlement thereof; provided, however, that the Indemnitee's failure to provide such reasonably prompt notice will relieve the Indemnitor of its indemnity obligation hereunder only to the extent that the rights of the Indemnitor are prejudiced by such failure. In addition to the foregoing, each party will have a right of contribution against the other party with respect to any claim by a third party to the extent that the party against which such right of contribution is asserted contributed to the events, acts or omissions that gave rise to such third party claim.

         13.      TERMINATION

         13.01 In the event that Syntel (i) files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws or if a petition in bankruptcy is filed against Syntel and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any material part of the property or assets of Syntel that would adversely affect the performance of Syntel hereunder or (ii) defaults in the performance of any of its material duties or obligations hereunder and does not substantially cure such default within thirty (30) days after being given written notice specifying the default and the period to cure, or, with respect to those defaults which cannot reasonably be cured within (30) days, if Syntel fails to proceed promptly after having given such notice to commence curing the default and thereafter to proceed with all due diligence to substantially cure the same, then AH may, by giving written notice thereof to Syntel, terminate, in whole or in part, this Agreement as of a date specified in such notice of termination.

         13.02 All written notices from AH concerning default or termination must be from either an officer of AH that is at least a vice president or from AH's legal counsel and must specify that a breach has occurred, must specify the nature and extent of such breach, and, if appropriate, must state the date of termination. AH shall have the duty to mitigate all damages and to incur only reasonable costs to remedy such breach.

         13.03 Syntel may terminate this Agreement if (i) AH fails to cure any non-monetary material default within thirty (30) days after written notice specifying the default, or (ii) AH fails to cure any monetary default within ten
(10) days following the receipt of written notice of such default from


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Syntel, specifying the nature and extent of any such breach, provided that if AH reasonably in good faith disputes an amount claimed by Syntel * as provided in
Section 6.03, and withholds payments of the disputed amount only, such withholding will not be deemed a breach of this Agreement and provided further, that on or prior to the twenty-fifth (25th) day of the month in which such * is received by AH, AH shall provide Syntel with a detailed, written delineation of the amounts of and AH's objections to each item in dispute, if any, and the parties shall meet within forty-eight (48) hours of the receipt by Syntel of such delineation to attempt in good faith to resolve each such disputed item, or
(iii) the cumulative number of days nondisputed amounts owed by AH are past due exceeds thirty (30) days, or (iv) in the event AH files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, of if a petition in bankruptcy is filed against AH and remains undismissed for a period of thirty (30) days, or (iv) if a receiver or trustee is appointed for all or any material part of the property and assets of AH that would adversely affect the performance hereunder. In the event of termination pursuant to subsection (i), (ii) or (iii) above, the termination shall not take effect until 120 days from the date of notice, provided however, AH must prepay Syntel for the Services to be provided for the 120 day period.

         13.04 If a majority interest in the stock of Syntel (or any successor to Syntel's rights and obligations under this Agreement) or a substantial part of its business is sold to, or Syntel or such successor merges or consolidates with, any competitor of American International Group, Inc. and its Affiliates, then, for a period of six months following the consummation of such sale, AH may terminate this Agreement by giving Syntel at least thirty days prior written notice designating the date upon which such termination will be effective. Syntel will notify AH immediately upon the occurrence of any transaction described in this Section 13.04.

         13.05 At any time during the term of this Agreement, AH may elect to terminate this Agreement, for its convenience and for no other reason upon six
(6) months prior written notice. In the event of such termination for convenience, AH will pay Syntel the following termination amounts (the "Early Termination Amounts") based on the date such notice of termination is received:
If during calendar year 1998: *. If during calendar year 1999: *. If during calendar year 2000: *. Payment by AH of the Early Termination Amounts shall be Syntel's sole and exclusive remedy for any early termination of this Agreement by AH for convenience in accordance with this Section 13.05 but Syntel shall also be entitled to any other amounts due from AH for Services provided hereunder and both parties will be entitled to any amounts due pursuant to
Section 12.

         13.06 In the event this Agreement expires or is terminated, and upon timely receipt by Syntel in full of all sums owed by AH to Syntel which are not in reasonable dispute, Syntel agrees to make its best efforts to ensure an orderly transition of its responsibilities hereunder and to provide to AH any and all termination assistance requested by AH to allow its computer systems to continue without interruption and to facilitate the orderly transfer to AH or its designee. Upon expiration or notice of termination AH and Syntel shall negotiate in good faith to establish the budget for the transference of Services provided during the termination period. Any amount due from AH shall be paid within thirty (30) days following cessation of services by Syntel. AH's obligation to pay Syntel all amounts due hereunder shall survive the termination of this Agreement. The transition period shall in no event exceed *.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

         13.07 AH may terminate this Agreement immediately if damages for breach of this Agreement paid or payable to AH by or on behalf of Syntel exceed *.

         14.      LIMITATION OF LIABILITY

         14.01 Except for willful misconduct, in no event shall either party be liable to anyone for any consequential, special or incidental damages in connection with this Agreement. This limitation shall apply whether or not the likelihood of such losses or damages was known to the party or reasonably foreseeable by the party.

         14.02 AH agrees to limit any and all liability or claim against Syntel, for losses, claims, damages, liabilities and expenses (including without limitation reasonable legal fees and expenses) arising from or related to this Agreement or the Services provided hereunder to a cumulative sum not to exceed *. Any and all insurance proceeds shall apply toward this limitation so that Syntel shall only be liable for the difference between the insurance policy proceeds and the * liability limitation.

         14.03 Except for claims for non payment for Services provided, Syntel agrees to limit any and all liability or claim against AH and its Affiliates for losses, claims, damages, liabilities and expenses (including without limitation reasonable legal fees and expenses) arising from or related to this Agreement or the Services provided hereunder to a cumulative sum not to exceed *. Any and all insurance proceeds shall apply toward this limitation so that, except for claims for non payment for Services provided, AH shall only be liable for the difference between the insurance policy proceeds and the * liability limitation.

         14.04 Each party may rely upon any instructions or information, including but not limited to instructions or information relating to the performance of Services, provided to them by the Relationship Manager of the other party, and reasonably believed by them to be genuine and authorized by the other party. Neither party shall incur liability to the other resulting from their reasonable reliance on such instructions or information.

         15.      GENERAL

         15.01    *

The Syntel Relationship Manager or his designated representative shall have responsibility for managing all Syntel employees, regardless of location. AH understands and agrees Syntel, at its discretion, will transfer additional work to its Mumbai facility by taking the total number of consultants working in Mumbai to * of the total number of consultants providing services under this Agreement. This transfer will be completed on or after *. The parties agree that Syntel and AH will establish a pilot by * to confirm work flow and metrics for work product delivery from India under the Service Level Agreement and that such pilot is subject to the approval of AH. The parties agree that the Mumbai work transfer will not be started (except for the pilot) prior to the pilot's approval, which approval cannot be unreasonably withheld, and if any issues arise regarding the pilot, the parties will immediately meet to address those issues. If the pilot is not successfully completed to the satisfaction of the parties and the parties determine that a new Agreement will not be executed, the parties agree that the terms and conditions of the agreement for software programming services entered into effective as of September 6, 1994 shall control the relationship between AH and Syntel from that date forward until terminated pursuant to its terms. Other than for


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

Named Positions, Syntel may, in its sole discretion, relocate its employees and/or amend any employee relocation plans at any time. Notwithstanding the above, if a Syntel employee in a Named Position leaves Syntel, AH shall have the ability to interview and approve any replacement to such Named Position and shall have the ability to require such replacement to be physically located at the same location as the replaced employee was located.

         15.02 AH and Syntel warrant to each other that while this Agreement is in effect, and for a period of * after termination or expiration of this Agreement, neither AH, Syntel nor their Affiliates will directly or indirectly through one or more intermediaries, induce any employee of the other to terminate his or her employment, without prior written consent of the other, offer employment to, or otherwise obtain the Services of, any employee of the other, or to any former employee during the * period immediately following such employee's termination.

         15.03 Any notices to be given hereunder by either party to the other shall be in writing, by personal delivery with signed receipt, or by mail, registered or certified, postage prepaid with return receipt requested or by telecopy with a copy mailed by registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed to either party at the address or telecopy number set forth below or at such address or telecopy number as either party may direct by written notice to the other party in accordance with this Section. Mailed notices shall be deemed communicated as of three (3) days after mailing. Notices delivered personally shall be deemed communicated as of actual receipt. Notices delivered via telecopy shall be deemed communicated upon receipt of the telecopy confirmation indicating a good transmission received by the other party. All notices to AH shall be addressed to the attention of Jeff Stoll or his successor at 160 Water Street, New York, New York 10038 with a copy to General Counsel, American International Group, Inc., 70 Pine Street, New York, New York, 10270. All notices to Syntel shall be addressed to the attention of Bharat Desai, President, Syntel, Inc., 2800 Livernois Road, Suite 400, Troy, Michigan 48083, with a copy to Daniel M. Moore, General Counsel and Secretary, 2800 Livernois Road, Suite 400, Troy, Michigan 48083.

         15.04 AH and Syntel covenant to each other not to disclose to any third party the terms and conditions of this Agreement and any related Attachments hereto except as required by law, to their attorneys, accountants, their creditors or potential creditors in confidence, securities disclosure statements, to regulatory authorities, insurance companies and their agents, underwriters and brokers or as expressly agreed to by the other party.

         15.05 This Agreement and all Attachments are hereby made part hereof and: (a) constitute the entire agreement between the parties concerning the subject matter hereof and supersede any and all prior discussions, representations, negotiations, correspondence, writings and other agreements and together state the entire understanding and agreement between AH and Syntel with respect to the subject matter hereof; (b) may be amended or modified only in a writing signed by the signatories hereto or their designated representatives;
(c) shall be construed, performed and enforced in all respects in accordance with the laws of the State of New York, except for its conflicts of law provisions; and (d) shall in no way affect, not be affected by, any other agreement, arrangement or engagement between the parties hereto.

         15.06 Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion.

         15.07 The descriptive headings of this Agreement are intended for reference only and shall not effect the construction or interpretation of this Agreement. Wherever the singular of any term is used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

         15.08 Neither party shall be liable to the other party for loss or damage or deemed to be in breach of this Agreement, if its failure to perform its duties and obligations hereunder results from either: (i) acts of God, civil unrest, domestic labor strikes; (ii) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state or municipal government or any department or agency thereof; (iii) transportation shortages, merchandise, supplies, domestic labor, material, line connections or energy, or the voluntary forgoing of the right to acquire the use of any of the foregoing in order to accommodate or comply with the orders, requests, regulations, recommendations, or instructions of any federal, state, or municipal government or any department or agency thereof; or (iv) acts or omissions of a similar nature, event or cause. In the event that either party is excused from performance pursuant to this paragraph as a result of such force majeure, then that party shall take all reasonable actions to resume or provide alternative performance of its obligations as soon as feasible. Syntel's obligations pursuant to this paragraph shall be to promptly, diligently and continuously use its best efforts to provide the Services and otherwise perform its obligations under this Agreement, at no additional charge to AH. For Syntel Service Centers, Syntel shall at all times maintain an adequate and tested disaster recovery plan and have adequate backup facilities. In the event of a force majeure or other interruption of such Syntel facilities, Syntel shall immediately put into operation its disaster recovery plan and migrate its operations to the backup or alternative facilities until the existing facilities have been repaired.

         15.09 Neither party shall assign its duties under this Agreement without the prior written consent of the other provided however that AH and Syntel shall have the right to assign this Agreement to an Affiliate.

         15.10 This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement, but in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

         15.11 If any provision of this Agreement or the Attachments hereto or the application thereof to any party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable, to the fullest extent permitted by law.

         15.12 Except as otherwise expressly provided in this Agreement, Syntel, in furnishing the Services to AH hereunder, is acting only as an independent contractor. Syntel shall be solely responsible for the payment of compensation of Syntel employees assigned to perform Services hereunder and such personnel are not entitled to the provisions of any AH employee benefit. AH shall not be responsible for payment of worker's compensation, disability benefits and unemployment insurance or for withholding and paying employment taxes for any Syntel employees performing Services hereunder. In the event


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

that Syntel or any of its employees is characterized by the Internal Revenue Service or by any other taxing authority or other government agency (whether United States federal, state or local, or foreign) as an employee of AH, and AH shall become liable for the withholding or payment of any tax on income earned by any person hereunder or for any other governmental charge or assessment by reason of such characterization, then Syntel shall promptly indemnify AH for such amount provided however that any ancillary penalties and interest will be shared equally by AH and Syntel. Such indemnification shall extend to any and all reasonable costs, including reasonable attorneys fees, incurred by AH in connection with such a loss, liability or claim.

         15.13 Syntel may not, except unless required by law or with the express written consent of AH in each instance, use the name of AH or any AH Affiliate in advertising, publicity or similar materials, such consent not to be unreasonably withheld.

         15.14 Each party will cooperate with the other by, among other things, making available, as reasonably requested by the other, management decisions, information, approvals, and acceptances in order that each party may properly accomplish its obligations and responsibilities hereunder. Where agreement, approval, acceptance, consent or similar action by either party hereto is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

         15.15 The parties acknowledge that certain software and technical data to be provided under this Agreement and certain transactions under this Agreement may be subject to export controls under the laws and regulations of the United States and other countries. No party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations.

         15.16 If any legal action or other proceeding is brought pursuant to this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

         15.17 Notwithstanding any provisions of this Agreement to the contrary and without limiting the survivability of any other provision of this Agreement that, by its terms or operation of law, survives the expiration or earlier termination of the term of this Agreement, the provisions regarding confidentiality, proprietary rights, indemnification, and non-employment and this Section 15.17 shall survive the expiration or earlier termination of this Agreement.

         15.18 All representations and warranties made herein shall survive the execution and delivery of this Agreement and any termination of this Agreement.

         15.19 The parties agree that this Agreement is for the benefit of the parties hereto and their Affiliates and is not intended to confer any rights or benefits on any other third party, including any employee, vendor, or customer of either party, and that other than Affiliates of the parties hereto, there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement.


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

         15.20 AH and SYNTEL each agree that any question, dispute, controversy, or claim arising out of or related to this Agreement (the "Dispute") shall go through the following informal dispute resolution process. First, the Dispute shall be resolved between each Syntel delivery manager and their respective AH Senior Business Systems Officer ("SBSO"). If the Syntel delivery manager and AH SBSO cannot resolve the dispute within 48 hours, the Dispute shall be submitted in writing to the Syntel Relationship Manager and AH Relationship Manager. If the Relationship Managers cannot resolve the Dispute within 48 hours of receipt of the Dispute, the Relationship Managers shall use good-faith efforts to devise a workaround for continuance of the Services and to define potential solutions to the Dispute for the subsequent levels of review. Regardless of the success of those efforts, the Relationship Managers shall submit the Dispute in writing to the JAC within four (4) business days of their receipt of the Dispute. If the JAC cannot resolve the Dispute within four (4) business days of receipt of the Dispute, the Dispute shall be submitted in writing to the President of Syntel and the Senior Vice President, ISG, of AH. If the President of Syntel and the Senior Vice President, ISG, of AH cannot resolve the Dispute within ten (10) business days of receipt of the Dispute, the parties can take any other actions allowed under this Agreement.

THE PARTIES CERTIFY BY THEIR UNDERSIGNED AUTHORIZED OFFICERS THAT THEY HAVE READ THIS AGREEMENT, INCLUDING ALL ATTACHMENTS HERETO, AND AGREE TO BE BOUND BY THEIR TERMS AND CONDITIONS.

Syntel, Inc.:                                   American Home Assurance Company:



By: /s/ Bharat Desai                    By: /s/ Jeffrey Stoll
   ------------------------                 ------------------------------------
    Bharat Desai, President                 Jeffrey Stoll, Senior Vice President


* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                  ATTACHMENT A

                          SERVICES AND DELIVERY PROCESS

SERVICES
Syntel shall provide the following Services to AH:

*

Syntel, Inc.:                                   American Home Assurance Company:



By: /s/ Bharat Desai                   By:  /s/ Jeffrey Stoll
  -------------------------               ------------------------------------
    Bharat Desai, President               Jeffrey Stoll, Senior Vice President



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                  ATTACHMENT B

                             SERVICE LEVEL AGREEMENT

*

Syntel, Inc.:                                   American Home Assurance Company:



By: /s/ Bharat Desai                    By: /s/ Jeffrey Stoll
   ------------------------                ------------------------------------
    Bharat Desai, President                Jeffrey Stoll, Senior Vice President



* Indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

*
--------------------------------------------------------------------------------
                                          EXHIBIT A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                Existing Hardware/Software and Network Technology Environment
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
        CATAGEORY                   DESCRIPTION                         COMMENTS
--------------------------------------------------------------------------------